[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.12

FIBROGEN – ASTELLAS

Anemia License and Collaboration Agreement

This Anemia License and Collaboration Agreement (“Agreement”) is made and entered into, effective as April 28, 2006 (“Effective Date”), by and between Astellas Pharma Inc., having a principal place of business at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“Astellas”) and FibroGen, Inc., having a principal place of business at 225 Gateway Boulevard, South San Francisco, California 94080 U.S.A. (“FibroGen”).

Definitions:

1.      “Affiliate” shall mean any entity which controls, is controlled by or is under common control with Astellas or FibroGen. For purposes of this definition only, “control” shall mean the beneficial ownership (direct or indirect) of at least fifty percent (50%) of the voting power (or equivalent power) of the subject entity for the election or designation of directors (or, in the case of an entity that is not a corporation, for the election or designation of the corresponding managing authority).

2.      “Anemia Indication” shall mean a treatment, for anemia, or intended to increase hemoglobin or hematocrit in a pathological deficiency in the oxygen-carrying component of the blood, measured in unit volume concentrations of hemoglobin, red blood cell volume, or red blood cell number. For the avoidance of doubt, Anemia Indication shall not include [ * ]. Furthermore, FibroGen and Astellas agree and acknowledge that the Anemia Indications shall include, without limitation, the indications listed on Exhibit A hereto.

3.      “Authorized Designee” shall mean an officer of FibroGen or Astellas, as the case may be, designated by the Chief Executive Officer of the respective corporation, that has been granted full authority to resolve a dispute arising between FibroGen and Astellas.

4.      “Bulk Product” shall mean a Product supplied by FibroGen to Astellas as a bulk formulated and finished drug (such as in a form of, including, but not limited, to a capsule, tablet or caplet formulation) without packaging.

5.      “Collaboration” shall mean the Product Commercialization activities undertaken by or for either or both parties under this Agreement.

6.      “Commercialize” shall mean directly or indirectly develop, manufacture, sell, market or distribute.

7.      “Control” or “Controlled” shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of an agreement with a third party.

8.      “Core Indications” are defined as “Treatment of anemia in patients with chronic kidney disease undergoing dialysis”, “Treatment of anemia in patients with chronic kidney disease not undergoing dialysis”,[ * ].

9.      “Development Program” shall mean the activities to be performed hereunder with respect to the development of Products for applications within the Field, in accordance with the applicable development plans (as established hereunder) in effect at that time.

10.    “Development Termination Date” shall mean [ * ] before the Patent Expiration Date, provided, however, that in no event shall the Development Termination Date occur prior to [ * ]. The Development Termination Date shall be adjusted forward or backward (but in no event earlier than [ * ]) in time as appropriate to account for a change in the Patent Expiration Date and for those extensions provided for under the “Designation of Products” section below.

11.    “FDA” shall mean the U.S. Food and Drug Administration, or any successor agency.

12.    “Field” shall mean the treatment of Anemia Indications, together with any additional indications, if any, added to the Field in accordance with the provisions in the “License” section of this Agreement, by means of the stabilization of HIF causing the stimulation of erythropoiesis (including an increase in endogenous erythropoietin production) and/or a subsequent increase in hematocrit through modulation of prolyl hydroxylase and/or asparaginyl hydroxylase.

13.    “First Commercial Sale” shall mean, with respect to each Product in a given country, the first bona fide commercial sale of such Product in such country to a non-Affiliate third party by or under authority of Astellas, or its Affiliates or Sublicensees, as the case may be, in the Territory.

14.    “FibroGen Acquired Patents” shall mean those FibroGen Patents not originally owned by FibroGen that are in-licensed or otherwise acquired by FibroGen.

15.    “FibroGen Technology” shall mean FibroGen Patents and FibroGen Technical Information.

16.    “FibroGen Patents” shall mean all patents including all reissues, renewals, re-examinations, supplemental protection certificates, and extensions thereof, and any patent applications, including all divisionals, substitutions or continuations, in whole or in part, thereof, which claim or otherwise cover the composition, manufacture, sale or use of a Product and that are owned or Controlled by FibroGen or its Affiliates as of the Effective Date or during the term of this Agreement (for the avoidance doubt, regardless of whether originally invented or created before or after the Effective Date). For purposes of this definition, a patent or patent application shall be deemed to “cover” a Product if the manufacture, use or sale of such Product would, but for the license granted herein, infringe, contributorily infringe or constitute inducement to infringement of such patent or patent application, if issued or granted as pending.

17.    “FibroGen Technical Information” shall mean confidential information, tangible and intangible, and materials, including, but not limited to: trade

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

secrets and know how; pharmaceutical, chemical, biological and biochemical compositions; technical and non-technical data and information, and/or the results of tests, assays, methods and processes; clinical data and regulatory filings (such as INDs, DMFs and NDAs); and plans, protocols, specifications and/or other documents containing said information and data; in each case that is possessed by FibroGen as of the Effective Date or discovered, developed, owned or Controlled by FibroGen or its Affiliates during the term of this Agreement, to the extent any of the foregoing relates to the development, manufacture, sale, marketing or use of a Product, together with any information, know-how, trade secrets or documents related to a candidate HIF Compound for potential use as a Product provided by FibroGen to Astellas in connection with the Product selection decision and consultation process.

18.    “Fully Burdened Cost” with respect to a Product shall mean all costs actually incurred by FibroGen or its Affiliate(s) attributable and fairly allocable to produce, package and distribute the Product to Astellas or its carrier and any royalties or other consideration (not reimbursed by Astellas) paid to third parties for the acquisition or sale of such Product, which costs to produce and package the Product to include the direct material and labor and indirect costs (fairly allocated) that are incurred by FibroGen or its Affiliate(s) associated with the manufacture, filling, packaging, labeling, and preparation of product for shipment and/or other preparation of such Product, as applicable, including, but not limited to taxes, fees, and customs incurred, as applicable. Fully Burdened Costs will be determined in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) and will include but not be limited to the attributable and fairly allocable costs of facilities, labor, purchasing, depreciation of equipment, materials, payments to third parties for any necessary contract work for the manufacture or testing of the Product, quality assurance, quality control and other testing (including validation studies), storage (if requested by Astellas), shipping and costs for distribution, excess capacity costs (it being understood that any excess capacity costs included in the Product transfer price actually paid by FibroGen to a subcontractor or supplier for the purchase of such Products from such subcontractor/supplier is not subject to scrutiny hereunder for being “attributable and fairly allocable” as such excess capacity costs would be if incurred by FibroGen in FibroGen’s own manufacturing activities) and a reasonable allocation of general and administrative overhead for the manufacturing operations. Costs for distribution consist of the labor, materials and reasonably allocated overhead necessary to prepare and package the final product for shipment to Astellas.

19.    “Future Third Party Intellectual Property” shall mean any intellectual property rights, including without limitation all patents, trademarks, or copyrights, and any applications therefor, including any applications for registration, issuance, or grant thereof, owned or Controlled by a third party that are necessary for the practice of the license granted hereunder that were not owned or Controlled by FibroGen as of the Effective Date and that do not qualify as Pre-existing Third Party Intellectual Property.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

20.    “Generic” means, with respect to a Product Commercialized by Astellas in a country, a product (other than an actual Product Commercialized by Astellas pursuant to this Agreement — but not excluding that same Product if commercialized by a third party competitor) that (a) contains the same active pharmaceutical ingredient contained in such Product (i.e. the HIF Compound that constitutes such Product, without regard to any other active pharmaceutical ingredients that may or may not also be contained in such product and/or Product), whether in the same or modified formulation, and (b) has the same intended use and therapeutic benefit as such Product (including, without limitation, as evidenced by having been approved for one of the same indications as the Product).

21.    “Generic Competition” shall exist during a given calendar quarter with respect to a Product in any country in the Territory if, during such calendar quarter, one or more Generics shall be sold commercially in such country and shall have, in the aggregate, a [ * ] or more market share of the aggregate of Products and Generics (based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably determined by Astellas and FibroGen) as measured by unit sales.

22.    “[ * ] Percentage” shall be determined, for any Product, (i) by dividing (a) the [ * ], which shall be defined as the difference between (x) the [ * ], and (y) the [ * ], by (b) the [ * ]; and (ii) multiplying the result of (i) above by 100.

23.    “HIF” shall mean hypoxia inducible factor.

24.    “HIF Compound” shall mean any molecule that stabilizes HIF through modulation of prolyl hydroxylase and/or asparaginyl hydroxylase.

25.    “IND” shall mean an Investigational New Drug application, as defined in the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or comparable filing in a foreign jurisdiction, in each case with respect to a Product for use within the Field.

26.    “Indication” shall mean any given indication within the Field.

27.    “Initiate” or “Initiation” shall mean with respect to a particular clinical trial for a Product, the initial dosing of the first patient in such trial in accordance with the protocol therefor.

28.    “JDCA” shall mean the Japanese Definitive Collaboration Agreement between FibroGen and Astellas effective June 1, 2005.

29.    “Marketing Approval” shall mean, with respect to each Product, approval in the Territory by the appropriate regulatory agency to market such Product for an Indication within the Field. It is understood that pricing or reimbursement approval shall constitute a part of the Marketing Approval. For purposes of the Milestone Payments triggered by Marketing Approval set forth below, the First Commercial Sale of a Product (excluding permitted sales for compassionate use — also referred to as named patient supply in Europe — pending diligent efforts to obtain Marketing Approval) shall trigger such

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Milestone Payments (if not already triggered by the applicable Marketing Approval itself) solely in the following manner: a First Commercial Sale in an applicable country [ * ] shall trigger the corresponding Marketing Approval-based Milestone Payments, as applicable.

30.    “Marketing Approval Application” or “MAA” shall mean, a New Drug Application or similar application as required under the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or such similar filing in Europe, or a comparable filing for Marketing Approval in the Territory, in each case with respect to a Product for use within the Field.

31.    “Net Sales” shall mean the gross amount billed or invoiced by Astellas, its Affiliates, and its Sublicensees to non-Affiliated third parties for the Product(s) in bona fide arm’s length transaction, less the following deductions:

31.1.  credits, refunds or allowances, if any, given or made on account of rejection or return of the Product(s) or otherwise in respect of Products sold hereunder;

31.2.  trade, quantity and other discounts, as well as retroactive price adjustments in such amounts as are customary in the trade;

31.3.  compulsory government rebates whether now or hereafter existing;

31.4.  duties, customs, sales taxes, excise taxes, insurance and transportation charges actually paid to the extent included in the gross amount actually billed or invoiced, as appropriate; and

31.5.  charge back payments or rebates actually paid to wholesalers.

In the event that Astellas, its Affiliates and its Sublicensees bundles sales of Products with sales of other products, or if any Product (a) is a combination product that contains an active pharmaceutical ingredient(s) (i.e., a chemical entity performing an identifiable therapeutic or prophylactic function) in addition to the active pharmaceutical ingredient that is the HIF Compound which constitutes that Product, or (b) is sold in combination with a specialized delivery device, then the parties shall negotiate in good faith an appropriate allocation of any amounts that would affect Net Sales.

In the event that Astellas or any of its Affiliates appoints an exclusive distributor for a Product in one or more countries in the Territory subject to an obligation to promote and market the Product or perform other comparable activities for such Product in such countries and the distributor buys the Product from Astellas or its Affiliates at a reduced sales price to account for such distributor’s costs of promotion or marketing or other comparable activities, the Net Sales of Product to such third party for the purposes of transfer pricing or royalties hereunder shall be adjusted upward to account for such reduction in sales price.

32.    “Patent Expiration Date” shall mean the date of expiration (or, if applicable, invalidation) of the last patent in the Territory within the FibroGen Patents

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

containing a claim (a) which covers the composition of any Product, or (b) for which the entry of a Generic within the Field within the Territory would constitute infringement of such claim (irrespective of any license or sublicense granted under such claim). The JSC shall confirm the Patent Expiration Date (in part to allow for confirmation of the Development Termination Date) within six (6) months of the Effective Date, and shall confirm any changes thereto after the occurrence of an event (such as the designation of new Products or changes with respect to the FibroGen Patents) which would result in such a change.

33.    “Phase I” shall mean human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States, and for which there are no primary endpoints relating to efficacy included in the protocol.

34.    “Phase IIb” shall mean human clinical trials, for which the primary endpoints include a determination of dose ranges, if not already determined, and a preliminary determination of efficacy in patients with the Indication being studied as required in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States which design is intended to enable the Initiation of the Phase III or Pivotal clinical trial.

35.    “Phase III” or “Pivotal” shall mean human clinical trials, the principal purpose of which is to establish safety and efficacy of one or more particular doses in patients with the Indication being studied in a manner designed to be sufficient to support Marketing Approval for such Indication, as required in 21 C.F.R. §312.21(c), or similar clinical study in a country other than the United States. For purposes of clarity, in the event that a Phase IIb has not already occurred with respect to the Indication being studied, upon the Initiation of a Phase III or Pivotal clinical trial, such clinical trial shall also be considered the Initiation of a Phase IIb clinical trial.

36.    “Preexisting Third Party Intellectual Property” shall mean any intellectual property rights, including without limitation all patents, trademarks, copyrights, and any applications therefor, including any applications for registration, issuance, or grant thereof, that are owned or Controlled by a third party and that are necessary for the practice of the license granted hereunder, the existence of which was discoverable or otherwise could have been known on or prior to the Effective Date and were not owned or Controlled by FibroGen as of the Effective Date.

37.    “Product” or “Products” shall mean any HIF Compound designated by FibroGen for clinical development in an Anemia Indication in accordance with the terms herein. As of the Effective Date, each of FG-2216 and FG-4592 shall be deemed to be a Product. For the avoidance of doubt, Product shall include the finished form of a pharmaceutical product containing such a HIF Compound described above, whether or not other ingredients (active or otherwise) are contained in such product.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

38.    “Sublicensee” shall mean a third party to whom FibroGen or Astellas has directly or indirectly granted the right under FibroGen Technology in its respective territory to make, use or sell a Product. For purposes of this Agreement, FibroGen and Astellas shall not be deemed Sublicensees of the other.

39.    “Technical Product Failure” shall mean (i) a [ * ] (as hereinafter defined) which is not attributed to Astellas’ failure to fulfill its obligations hereunder (including, without limitation, such a [ * ] based upon results from completed or terminated toxicology or other preclinical studies provided, that for FG-2216 only, results generated pursuant to such a toxicology or other preclinical study performed by or on behalf of Astellas and approved by either FibroGen or the JDRC or performed by or on behalf of FibroGen may be considered for purposes of this subsection (i), and, provided, further that the seven preclinical studies identified on Exhibit C which have already been approved by the JDC shall be deemed approved by FibroGen — obtained after the Effective Date, in which case a party may require (upon written request) that the JSC retain an independent expert panel, such experts to be chosen in equal numbers by each of FibroGen and Astellas, to obtain an opinion as to whether such results constitute such a [ * ], which opinion the JSC shall consider in good faith (and which procedure shall be subject to the timing provisions set forth in the third paragraph of the “Term and Termination” section below), (ii) a statistically significant ([ * ]) increase over placebo in [ * ], or a statistically significant ([ * ]) increase over placebo and marketed recombinant erythropoietin products in [ * ] Products, (iii) a serious problem in the safety (including, without limitation, such serious problems based upon toxicology or other preclinical results obtained after the Effective Date) of all of the then existing Products not related to manufacture (provided such manufacturing problem may be remedied) occurs which prevents all of the then existing Products from obtaining required clearance for entering or continuing human clinical trials for all of the Core Indications (or which otherwise results in all Products being prevented from entering human clinical trials) for a period of [ * ] after such event occurs in the event no Product has yet received Marketing Approval, (iv) after a Product has obtained Marketing Approval, the Marketing Approvals in [ * ] for all Products on the market in such countries are revoked or suspended for a period of at least [ * ], or (v) receipt of non-approvable letters from appropriate regulatory authorities for not less than [ * ] indications each. For the avoidance of doubt, results from clinical studies of [ * ] shall not by themselves form the basis of Technical Product Failure unless and until such results appear in studies in other Anemia Indications with the Product or otherwise arise with respect to commercial use of the Product and such other studies or commercial use are sufficient themselves without reference to the results of the [ * ] studies to trigger one of the instances of Technical Product Failure above (it being understood, for the avoidance of doubt, that results from such [ * ] studies shall not constitute grounds for either party to institute the expert panel procedure for the JSC described in (i) above).

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

40.    “Territory” shall mean the countries listed in Exhibit B.

41.    “Third Party Agreements” shall mean collectively those agreements between FibroGen and a third party existing as of the Effective Date, pursuant to which FibroGen obtained rights applicable to the development, manufacture, sale or use of Products hereunder (but excluding options or similar agreements to acquire such rights). If, after the Effective Date, FibroGen enters into an agreement to license or acquire rights from a third party with respect to Products or subject matter to be utilized in connection with Products, such agreements shall also be deemed Third Party Agreements for purposes of this Agreement.

42.    “Valid Claim” shall mean a claim of an issued and unexpired patent within the FibroGen Patents, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken within the time period for doing so and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise.

License:

FibroGen hereby grants an exclusive license to Astellas in the Field, with the right to sublicense to its Affiliates or third parties, under all FibroGen Technology to Commercialize (including to make, have made, use, sell, have sold, offer to sell and import) Products in the Territory.

Neither party shall Commercialize (directly or indirectly), nor license or authorize third parties or Affiliates to Commercialize FG-2216, FG-4592 or any other Products in the Territory for indications outside of the Field (or knowingly sell or supply any such Products to a third party or Affiliate for such purpose), during the term of the Agreement. However, in the event that FibroGen proposes to develop any Product for any indication outside of the Field it shall notify Astellas thereof, designating such indication (a “Designated Indication”) in writing. Upon such designation, Astellas shall have the right to include in this exclusive license for the applicable Product solely for the proposed indication, and in the event it determines to exercise such right, such Designated Indication shall (without payment of any additional upfront fees, milestones or other consideration except for those payments already provided for hereunder) be added to the Field (and included in the license to Astellas hereunder) solely with respect to the applicable Product(s) and solely for so long as such compound is a Product and is being Commercialized for such Designated Indication (i.e., none of (a), (b) and (c) below have occurred), after which time period the Designated Indication shall be immediately removed from the Field for such Product (for the avoidance of doubt, Astellas shall have no rights hereunder with respect to the Designated Indication except with respect to each applicable Product for which FibroGen originally proposed or developed such Designated Indication, and all rights to such Designated Indication for a given Product shall terminate upon (a) the permanent cessation (excluding, for example, suspension, termination or completion pending further review, consideration or development planning) of all clinical studies by both parties with respect to such Product for such Indication prior to Marketing

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Approval in such Indication, (b) the termination of all Marketing Approvals for such Indication without either party intending or considering to restore or replace any such Marketing Approval, or (c) the decision of the JSC to permanently cease all Commercialization of such Product in such Indication). If Astellas chooses to join development for such Designated Indication, such Designated Indication shall be treated as a Joint Indication in accordance with the provisions therefor below, and Astellas shall be responsible for 50% of development costs for such Designated Indication in accordance with the Transatlantic Clinical Development Plan and other provisions governing pursuit of Joint Indications herein, otherwise any subsequent joining of development for such Designated Indication by Astellas shall be subject to the rules governing adoption of a previously independently-pursued Indication as provided below. In the event the addition of a Designated Indication raises issues that require amendment of the terms of this Agreement with respect to such Designated Indication, the parties shall confer in good faith regarding the adoption of any such amendment. For the avoidance of doubt, FibroGen shall have no right to, and shall not, Commercialize (directly or indirectly, by license, supply of Product or otherwise) any Product for a Designated Indication in the Territory during the term of this Agreement.

Except for Astellas’ Commercialization of Products in accordance with the other terms and conditions of this Agreement (directly and/or through Affiliates and permitted Sublicensees), neither party shall Commercialize (directly or indirectly), nor license or authorize third parties or Affiliates to Commercialize any HIF Compound (whether or not a Product), within the Field, in the Territory (or knowingly sell or supply HIF Compounds to a third party or Affiliate for such purpose) during the term of the Agreement (which for the avoidance of doubt does not prohibit Astellas nor FibroGen from conducting research nor FibroGen from Commercializing HIF Compounds other than Products in the Territory for any use outside the Field, subject to its obligations with respect to Products hereunder). Astellas agrees that during the term of this Agreement (i) it will not (and will not authorize any third party to) Commercialize any Product for use outside the Field or outside the Territory, (ii) it will not (and will not authorize any third party to) provide any supplies of any Product to any third party which Astellas knows or has reason to know (including because Astellas has been provided notice by FibroGen thereof) is being marketed, sold or distributed for use outside the Territory, (iii) it will use commercially reasonable efforts (which level of efforts shall not take into account any financial gain of Astellas from sales of such Products outside the Field) to not (and will not authorize any third party to) provide any supplies of Product to any third party which Astellas knows or has reason to know (including because Astellas has been provided notice by FibroGen thereof) is being marketed, sold or distributed outside the Field, (iv) with respect to any third party (including without limitation any Affiliates, Sublicensees, distributors) marketing or distributing Product in the Territory pursuant to an agreement with Astellas, it will enforce the terms of any such agreements in the event such entity distributes such Product outside the Territory to prevent such ex-Territory distribution, (v) it will not (and will not authorize any third party to) conduct or sponsor, or knowingly provide any supplies of any Product for use in, any clinical trial designed to demonstrate that a Product can be used outside the

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Field, or (vi) it will not (and will not authorize any third party to) seek regulatory approval of, or label, a Product for use outside the Field. Astellas further agrees that for a period of [ * ] following the termination of this Agreement by Astellas other than For Cause, it will not Commercialize (directly or indirectly), nor license or authorize third parties or Affiliates to Commercialize any HIF Compound (whether or not a Product), in the Territory (or knowingly sell or supply HIF Compounds to a third party or Affiliate for such purpose) (which, for the avoidance of doubt, does not prohibit Astellas from conducting research).

The Milestone Payments and the transfer or royalty payments to be made under “Cost of Supply; Transfer Price Payments” section have substantial present value to FibroGen. Consequently, if, (a) during the term of this Agreement, Astellas performs any Commercialization activities outside this Collaboration with respect to any HIF Compound for use as a therapeutic, Astellas shall notify FibroGen immediately in writing, and even if Astellas establishes [ * ] that such activities are completely independent of FibroGen and its technology and information (including, without limitation, FibroGen Technology), FibroGen shall have the right to terminate the Agreement following notice to Astellas if Astellas has not cured within [ * ] (subject to reasonable extensions solely as required to comply with applicable laws and regulations for cure activities that cannot be completed in such time period without violation of such laws and regulations including, without limitation, regulatory requirements concerning transfer or winding-down of clinical trials) any such activities, including, [ * ], and (b) in the event that Astellas acquires an entity or all or substantially all of the assets of an entity or is acquired by or merges with an entity and such entity is Commercializing any HIF Compound for use as a therapeutic, Astellas shall notify FibroGen immediately of such acquisition and whether it shall (i) divest itself of such HIF Compound(s), in which event it shall have [ * ] from the date of such acquisition in which to divest itself of such HIF Compound or (ii) cure the Commercialization of any such HIF Compound, within [ * ] from the date of such acquisition, subject to such reasonable extensions solely as required to comply with applicable laws and regulations for cure activities that cannot be completed in such time period without violation of such laws and regulations including, without limitation, regulatory requirements concerning transfer or winding-down of clinical trials) such activities (as described above), and in the event that Astellas fails to meet the timelines for divestiture or cure under (i) and (ii), respectively, of this section FibroGen shall have the right to terminate this Agreement upon notice to Astellas (for the avoidance of doubt, in the case of an event under (b) which Astellas cures by either (i) or (ii), [ * ]). Astellas will not use and apply any of FibroGen’s proprietary know-how provided to Astellas by or on behalf of FibroGen under this Agreement or any other Agreement relating to the subject matter hereof and related to HIF Compounds, the Field, HIF, except as part of the Collaboration (including, for the avoidance of doubt, in performing its obligations or exercising the rights granted to Astellas hereunder) for the avoidance of doubt, during the term of this Agreement or at any time after the expiration or termination of this Agreement.

Right of Negotiation:	During the term of this Agreement, prior to FibroGen licensing rights to any

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Products in the Field in countries outside the Territory (except for North America (i.e., the US, Canada and Mexico) and Japan) (and, for the avoidance of doubt, with respect to a given country only prior to the execution of a license for such rights in such country), FibroGen shall notify Astellas in writing of its intent to license and Astellas shall have [ * ] to negotiate a license for such rights (during which time FibroGen and Astellas shall make appropriate personnel available for discussions about such a license); provided, however, that if FibroGen fails to execute a license with respect to such countries for the applicable Product or Products within [ * ] after the end of any such sixty day period, the foregoing negotiation right shall again apply with respect to the applicable countries and FibroGen must provide notice for a new [ * ] negotiation period as provided above before licensing such territories for the applicable Product or Products. For the avoidance of doubt, the right of negotiation provided for in this paragraph shall apply to any acquirer or permitted assignee of FibroGen, but shall not apply to any FibroGen sublicensee under this Agreement with respect to a given country so sublicensed, provided the foregoing negotiation rights were afforded to Astellas prior to the grant of such sublicense for such country.

Right to Sublicense:

Astellas’ right to sublicense to third parties, as provided in the first paragraph of the License Section of this Agreement, is [ * ], provided that [ * ]. It shall not be [ * ] for a sublicense to any person that [ * ]. In the event that Astellas enters into such a sublicense with a third party (which, for the avoidance of doubt, excludes Affiliates, provided that, for the avoidance of doubt, the obligations of Astellas with respect to any activities performed under this Agreement by any Affiliates shall apply to such Affiliates), such sublicense shall (i) obligate any such third party to notify Astellas immediately if (a) such sublicensee initiates a Phase II clinical trial or otherwise engages in Commercialization activities from and after such point of initiation of a Phase II clinical trial) with human therapeutics for the treatment of an Anemia Indication, or (b) the sublicensee is acquired by, merged with, or otherwise comes under control of or common control with any entity that is Commercializing (from and after such point of initiation of a Phase II clinical trial) with a human therapeutic for the treatment of an Anemia Indication, and (ii) provide Astellas the right to terminate the sublicense if such an event described in (i) above occurs. Upon receipt of any such notice from an Astellas sublicensee, or absent such notice, upon becoming aware of any of the events described in (i)(a) or (b) above, Astellas shall exercise its right to terminate the sublicense unless the JSC approves otherwise.

For avoidance of doubt, nothing in this Agreement is intended to preclude FibroGen from licensing, assigning or otherwise transferring rights to any Products in North America and in such case, FibroGen may delegate any obligations set forth herein to such sublicensee or transferee as appropriate; provided, however, for the avoidance of doubt, no such sublicense, transfer or delegation shall release or limit FibroGen’s obligations to Astellas under the terms and conditions of this Agreement.

Upon execution of this Agreement, FibroGen shall provide DFCI appropriate notice of Astellas’ grant of sublicenses to (i) its Affiliates hereunder and (ii) future permitted sublicensee upon consent by FibroGen to grant such sublicense.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Designation of Products:

In addition to FG-2216 and FG-4592, a HIF Compound shall become a Product hereunder when any such HIF Compound owned or Controlled by FibroGen is so designated by FibroGen (by notice to Astellas as described below) prior to the Final Development Termination Date. FibroGen shall provide notice to Astellas of any such designation, identifying the HIF Compound subject thereto.

FibroGen shall consult with Astellas with respect to HIF Compounds in research and development by FibroGen that show promise for Anemia Indications and shall provide to Astellas information (other than structures) as reasonably necessary to evaluate such HIF Compounds in connection with the designation process (and generally in response to reasonable, periodic requests from Astellas and for providing periodic status reporting to the JSC), including without limitation the information relating to patent situations in the Territory. Without imposing any obligation on the part of FibroGen to identify or generate any additional HIF Compounds, FibroGen shall make good faith and diligent efforts to present potential Products that it reasonably believes offer substantial clinical benefit over then-current Products from such HIF Compounds owned or Controlled by FibroGen to the JSC for review, provided that FibroGen shall present results from any Phase II clinical trial conducted in the Field with a potential Product to the JSC for review. If Astellas, through the JSC, commits to a Development Program (as described in the development sections below) for Commercialization of such HIF Compounds, then FibroGen shall designate such HIF Compounds as Products. For the avoidance of doubt, a given HIF Compound shall be deemed designated as a Product (and written notice thereof provided to Astellas) once FibroGen (directly or indirectly, including by a licensee) Initiates a Phase III clinical trial with such HIF Compound in patients for an Anemia Indication prior to the Final Development Termination Date. Once designated as a Product(s), a given compound shall remain a Product until (a) the permanent cessation (excluding, for example, suspension, termination or completion pending further review, consideration, development planning or regulatory discussions) of all clinical studies by both parties with respect to such Product for all Indications prior to Marketing Approval, (b) the termination of all Marketing Approvals for such Product without either party intending or considering to restore or replace at least one such Marketing Approval or obtain a new Marketing Approval, or (c) the decision of the JSC to permanently cease all Commercialization of such Product for all Indications (provided such cessation of development is not due to the compound having already received Marketing Approval or otherwise being commercially successful), and upon the occurrence of any such event, said HIF Compound shall no longer be a Product hereunder and all rights granted to Astellas by FibroGen hereunder to such HIF Compound shall revert to FibroGen. For the avoidance of doubt, when a given HIF Compound (including FG-2216 and FG-4592) becomes a Product, such designated Product shall include all salts, esters, complexes, chelates, crystalline and amorphous morphic forms, pegylated forms, enantiomers (excluding regioisomers), prodrugs, solvates, metabolites and catabolites of the active pharmaceutical ingredient that is the HIF Compound of such Product, except to the extent any of the foregoing has a different basic chemical structure than the active pharmaceutical ingredient that is the HIF Compound of such Product.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

During the [ * ] period beginning on the date that is [ * ], (each such period, a “Look-in Period”) Astellas shall be given the opportunity to review and to perform due diligence on the HIF Compounds currently being researched and developed by FibroGen for the purposes of determining whether it shall continue, after such Development Termination Date, development under the Agreement of additional Products other than those Products already designated under this Agreement. In the event the [ * ] is accelerated (due to [ * ] or similar causes), such that Astellas does not get the benefit of such a [ * ] look period at such time, such [ * ] shall be extended to the extent required to allow for such a [ * ] period.

During any aforementioned Look-in Period, FibroGen shall provide such information, consultation and assistance (excluding disclosure of actual compound structures) as reasonably requested by Astellas to allow Astellas to conduct diligence on all eligible HIF Compounds of FibroGen that show some promise for Anemia Indications and to determine if Astellas desires to continue with Commercialization of additional Products other than those Products already designated under this Agreement under the Collaboration. Astellas shall indicate in writing, prior to such Development Termination Date, whether it wishes to extend this Agreement beyond the current (at that time) term and fund further pre-clinical and clinical development (as more fully described below) for Commercialization of additional potential Products other than those Products already designated under this Agreement under the Collaboration after the Development Termination Date. If Astellas so notifies FibroGen in writing prior to such Development Termination Date of its intent to extend the Agreement: (a) the term of the Agreement shall be extended for a minimum of ten (10) years from the then applicable Development Termination Date and the Development Termination Date itself shall be reset for a minimum of five (5) years after the then applicable Development Termination Date, with both such dates otherwise subject to extension (e.g., depending on the Patent Expiration Date) as provided for under the terms of this Agreement; (b) Astellas shall commit to participating in the Development Program for any new Product designated by FibroGen hereunder during the term of this Agreement (including the Core Indications as set forth below), in accordance with the terms hereof (including by Astellas funding fifty percent (50%) of the Transatlantic Clinical Development Plan (as defined below) therefore); and (c) Astellas shall fund fifty percent (50%) of any preclinical development work of any newly designated Products conducted in accordance with a JSC approved preclinical development plan following Product designation by FibroGen, provided that all Indications for which a Product has received Marketing Approval in the Territory or shall receive Marketing Approval in the Territory in the [ * ] following such Development Termination Date shall be the only Core Indications for purposes of this Agreement with respect to Products designated after such Development Termination Date.

Governance:	The parties shall form a Joint Steering Committee (JSC) that will oversee and coordinate all activities of the Collaboration and manage two subcommittees:

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A.     the Joint Development and Regulatory Committee (JDRC), and

B.     the Joint Commercialization Committee (JCC).

Each Subcommittee is co-chaired by one representative from each party and responsible for planning and implementation of actions and activities to support the Products.

Joint Steering Committee:

A Joint Steering Committee (JSC) shall be formed with an equal number of representatives from FibroGen and Astellas (which such number shall initially be set at [ * ] for each party, unless and until the parties agree upon a different number). The JSC shall have as its overall purpose the responsibility of overseeing and reviewing (i) development, registration, marketing, manufacturing, and sale of the Product in the Territory for the Core and Joint Indications, (ii) the status and implementation of the Transatlantic Clinical Development Plan, and (iii) coordination issues in worldwide Commercialization of Products marketed both within and outside the Territory. The JSC shall also be responsible for resolving any disputes that cannot be decided at the subcommittee level. The JSC shall meet at least [ * ] times per year ([ * ] of which may be by teleconference), unless the parties agree otherwise. Actions to be taken by the JSC (as well as the JDRC and JCC) pursuant to the terms of this Agreement shall be taken only following the unanimous vote of the members of the JSC (or such other committee as the case may be). The JSC shall attempt to have all decisions approved by all members of the JSC. Except as otherwise set forth herein, disputes that cannot be resolved by the JSC shall be resolved via the Dispute Resolution process outlined below.

Joint Development and Regulatory Committee:

A Joint Development and Regulatory Committee (JDRC) shall be formed with an equal number of representatives from FibroGen and Astellas (to be set by the JSC or as otherwise agreed by the parties). The JDRC shall have as its overall purpose the responsibility of achieving the necessary Marketing Approvals for Products in the Territory through a transatlantic Development Program. Disputes arising at the JDRC level shall be elevated to the JSC for resolution.

Joint Commercialization Committee:

A Joint Commercialization Committee (JCC) shall be formed with an equal number of representatives from FibroGen and Astellas. The JCC shall have as its overall purpose the responsibility of coordinating the launch of the Product(s) in the Territory including trademarking, however, Astellas shall lead and retain control over marketing and commercialization in the Territory. Disputes arising at the JCC level shall be elevated to the JSC for resolution.

Development:	During the term of the Agreement, Astellas shall use commercially reasonable efforts to develop Products in the Territory and FibroGen shall use commercially reasonable efforts to develop Products in North America, in each case for the Core Indications and all other indications for which it agrees to pursue development hereunder. During the term of this Agreement, Astellas will use commercially reasonable efforts to sell, market and distribute the Products for Indications for which such Products have received Marketing Approval. Notwithstanding the foregoing, in the event that Astellas Commercializes any product that [ * ] for an Anemia Indication outside of this Agreement (a “Competing Product”), commercially reasonable efforts shall be determined without consideration of the fact that it is (i.e. as if it were not) Commercializing any such Competing Product.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

FibroGen and Astellas will coordinate through the JSC and the JDRC a development strategy for North America and the Territory and will conduct those studies and pursue such clinical trials and regulatory filings that are necessary and sufficient for Marketing Approval of the Products therein (the “Transatlantic Clinical Development Plan”). The JDRC shall periodically review and update the Transatlantic Clinical Development Plan as appropriate, provided that in any event all changes and updates to the Transatlantic Clinical Development Plan shall require approval by the JSC. Astellas shall be responsible for handling regulatory filings and approvals in the Territory and shall hold and own all filings, approvals and registrations for the Products in the Territory, which shall be assigned to FibroGen upon the termination of this Agreement (excluding expiration or termination by Astellas for FibroGen’s breach). The parties shall regularly exchange information and status updates with respect to their activities conducted and results obtained under the Transatlantic Development Plan (including by providing periodic status updates to the JDRC) and shall provide such assistance as is reasonably requested by the other party in its performance of the Transatlantic Development Plan.

Either party may decide whether or not to pursue Indications outside of the Core Indications at any time in the Development Program. If either party decides to pursue development of such an additional Indication(s), it shall notify the other party so that the parties can create and execute a joint development plan in accordance with the provisions herein (e.g., incorporation into the Transatlantic Clinical Development Plan as well as, if applicable, local Product development plans for activities specific to a party’s respective territory) for such Indication (a “Joint Indication”). If, however, either party decides not to pursue such non-Core Indication which the other party is pursuing, such Indication shall not be a Joint Indication and the other party may pursue such Indication independently; provided, however, that if the declining party later decides to join in the development of any such other Indications outside of the Core Indications it shall be considered a Joint Indication and such joining party must work with the existing developing party to develop a new plan hereunder that is based on, and is designed to work with (and not interrupt), the existing developing party’s development plan and timelines for its respective territory, and such joining party shall reimburse the developing party for [ * ] of any development costs incurred previously by such developing party for that Indication from the Effective Date.

Reporting of adverse experiences under this Agreement shall be governed by the terms and conditions of Section 4.4.2 of the JDCA (as reasonably applied to this Agreement — e.g., “Lead Compound” therein shall refer to “Product” for purposes of this Agreement), provided that Astellas shall have responsibilities regarding PSURs in the Territory, such documents to be subject to final approval by the JDRC and further provided that non-serious adverse events are reported from Astellas to FibroGen and from FibroGen to Astellas, on a quarterly basis, as determined by both parties at the JDRC for the respective compound. Notwithstanding the foregoing, the parties shall meet and agree upon a

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

pharmacovigilence agreement that shall comply with applicable laws and regulations and shall include by way of example, but not limitation, (i) establishment and maintenance of a global safety database in accordance with mutually agreed specifications, terms and conditions, which will provide each party with access thereto in order to fulfill their respective reporting duties and obligations, and (ii) review and approval of PSURs in North America and the Territory by the JDRC to the extent compatible with applicable laws and regulations.

Subject to the confidentiality obligations hereunder, each party shall provide the other party access to, and, where practical, copies of, preclinical and clinical data (including raw data thereof), analyses, reports, protocols and correspondence, as well as all regulatory filings and approvals, in such party’s possession with respect to the Products at reasonable times and upon reasonable request by the other party. The other party shall have the right to use and the right to reference such information and materials, and the associated regulatory filings and approvals, for the purpose of the other party’s Commercialization activities for the Products hereunder (including for the purpose of including and referencing the same in its regulatory filings for Products in its respective territory). Each party shall reasonably cooperate with the other, including by executing such documents, as may be necessary to evidence or implement the foregoing rights of reference with respect to regulatory filings.

For the avoidance of doubt notwithstanding anything to the contrary in this Agreement, neither party shall be obligated hereunder (a) to develop (or fund development of) a Product for a non-Core Indication, unless the parties have otherwise agreed to develop a Product for such an Indication, e.g., without limitation, a Designated Indication or a Joint Indication, nor (b) to develop (or fund development of) more than two Products at any one time (plus, if applicable, potentially a pre-clinical development program for a third Product following Astellas’ decision to extend the Collaboration after a Development Termination Date) unless FibroGen designates a Product based upon Astellas’ commitment, through the JSC, to Commercialize such Product hereunder in accordance with the “Designation of Product” Section, it being understood and agreed that such limitations on the number of Products a party is obligated to develop shall exclude for the purposes of such calculation Products for which Marketing Approval has been received. Either party may decline to pursue development of any Product in excess of the two or three Products limits specified above, provided that if the declining party later decides to join in the development of any such other Product, such joining party shall work with the existing developing party to develop a new plan hereunder that is based on, and is designed to work with (and not interrupt), the existing developing party’s development plan and timelines for its respective territory, and such joining party shall reimburse the developing party for [ * ] of any development costs incurred previously by such developing party for that Product from the Effective Date to the extent not already shared.

Development Plan:	Astellas and FibroGen each agrees to pursue Marketing Approval of the Core Indications and Joint Indications in the Territory and North America, respectively, on a concurrent basis. Astellas and FibroGen will develop and agree to the initial

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Transatlantic Clinical Development Plan for such concurrent development within 6 months of the signing of the Agreement and until then, the parties shall cooperate on a reasonable transition of Product development to the Collaboration based on FibroGen’s existing clinical development plan as coordinated through the JDRC. For avoidance of doubt, FibroGen’s current or planned clinical studies with FG-2216 for [ * ] in Phase II, treatment of anemia in patients with chronic kidney disease not undergoing dialysis in Phase IIb, treatment of anemia in patients with chronic kidney disease undergoing dialysis in Phase Ib/IIa, treatment of anemia in patients with chronic kidney disease undergoing dialysis in Phase IIb, and treatment of [ * ] in Phase II, and FG-4592 in Phase IIa as set forth in Exhibit D attached hereto shall be included in the initial Transatlantic Clinical Development Plan unless later modified by the JDRC.

Each party shall have the right to designate two (2) Priority Indications (which designation can be adjusted on an annual basis by no more than one changed Indication per year), so long as any such indication is not then approved for treatment with recombinant erythropoietin in the respective Territory. In the event that the parties cannot agree on a matter relating to a Priority Indication whether designated by FibroGen or Astellas (following appropriate efforts to resolve such matters in the JDRC and JSC) resulting in a significant delay (e.g. [ * ]) from the timeline in the Transatlantic Clinical Development Plan, either party shall have the right to pursue the affected Priority Indication in its respective territory without involvement of the JSC, the JDRC and the other party; provided, however, that in such event (a) each such party shall fund its own development costs for such Indication, (b) in the event that a party desires to use the other party’s data (or references to regulatory filings) for obtaining approval for such Indication in its own territory, such party shall reimburse the other party for [ * ] of any development costs incurred previously by such other party to generate such data and make such filings for such Indication (excluding any portion of such costs that were already subject to sharing before the foregoing was triggered).

FibroGen and Astellas agree to use commercially reasonable efforts to pursue development of [ * ] on an expedited approval basis in North America and the EU, unless mutually agreed by the parties. Results from clinical studies of [ * ] shall not form the basis of the termination of this Agreement.

In the event that either party is acquired by, or grants a license to develop and market a Product for a Core Indication to another company that manufactures and markets recombinant erythropoietin (whether at the time of the acquisition or license grant, or thereafter), and thereafter, a significant delay (e.g. 3 months) occurs on a Core Indication (or the relevant Core Indication in case of said grant of license) beyond the timeline set forth in the Transatlantic Clinical Development Plan in effect at the time of the acquisition, at the time of said grant of license, as applicable, as a result of a failure of the parties to agree within the JDRC or JSC or a failure of cooperation by the acquired party or its successor, the licensor party or its licensee, as applicable, in accordance with the terms of this Agreement, then the other party shall have the right to pursue such Core Indication in its respective territory without involvement of the JSC, the JDRC or the other party, or its successor; provided, however, that in such event (a) each such party shall fund its

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

own development costs for such Core Indication, and (b) in the event that a party desires to use the other party’s data (or references to regulatory filings) for obtaining approval for such Indication in its own territory, such party shall reimburse the other party for [ * ] of any development costs incurred previously by such other party to generate such data and make such filings for such Core Indication (excluding any portion of such costs that were already subject to sharing before the foregoing was triggered).

Development Costs:	All costs and expenses (including reasonable FTE costs and the Fully Burdened Cost of clinical supplies of the Product) incurred by either party for the Transatlantic Clinical Development Plan after the Effective Date shall be reported, adjusted and reconciled between them on a quarterly basis so that FibroGen and Astellas are to share such costs and expenses equally. For avoidance of doubt, the foregoing costs and expenses are exclusive of those relating to Japan, which are governed by the terms of the JDCA. Any costs and expenses to be reimbursed under this Agreement shall be limited to amounts reasonably incurred and fairly allocated to development activities hereunder and shall be consistent with the Transatlantic Clinical Development Plan, or other plan approved by the JSC or JDRC and with the cost principles of mitigating the total cost of the Development Program as much as possible by adequately allocating the work among FibroGen, Astellas and their respective contractors, the specifics of which will be agreed upon hereafter between the parties. At least two (2) months before the beginning of each calendar year, the JDRC shall prepare a detailed annual budget for the calendar year covering the development activities of each party specified the Transatlantic Clinical Development Plan based upon the cost principles of this paragraph for review and approval by the JSC. The JDRC shall review the annual budget at least quarterly and propose any necessary amendments, such amendments shall be subject to review and approval by the JSC. In the event that a party expects to exceed the annual budget by more than [ * ] in any given quarter or by more than [ * ] for a given year, the party shall promptly notify the JDRC and the JDRC shall determine whether amendment of the annual budget is reasonably required and, if so, propose an amendment of the budget, which shall be subject to the review and approval of the JSC. In the event that a party exceeds the annual budget (with any JSC approved amendment thereto) by more than [ * ] in any given quarter or [ * ] for the annual budget, the party shall not be in breach of this agreement as a result of exceeding the budget; provided, however, that the party shall not be entitled cost sharing with the other party in accordance with the Section “Development Costs” for that portion of its costs and expenses in excess of the annual budget for that quarter plus [ * ] or that year plus [ * ], as applicable, except that development costs incurred in conducting the Transatlantic Clinical Development Plan in excess of [ * ] for the quarter or [ * ] for the year, as applicable, of the amounts so budgeted shall also be reimbursed if both Parties approve the excess Development Expenses (either before or after they are incurred), and each party shall determine in good faith whether such development costs were reasonably incurred in the performance of the Transatlantic Clinical Development Plan. Within six (6) months of the Effective Date, the JSC shall establish a procedure for controlling and monitoring the budget to ensure that all clinical trials approved in the Transatlantic Clinical Development Plan shall have appropriately allocated and approved budgets in a timely manner.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Astellas and FibroGen shall conduct all clinical and regulatory development activities specifically required in the Territory and North America, respectively, if any (i.e., to the extent not included in the Transatlantic Clinical Development Plan) at each of their own respective cost and expense in accordance with a local development plan to be approved by the JSC and JDRC (provided that the budget and costs therefore shall not be subject to JSC or JDRC approval).

FibroGen and Astellas will negotiate in the Transatlantic Clinical Development Plan the reasonable allocation of the costs for the Core Indications incurred from the Effective Date until the date such plan takes effect, for the currently open clinical trials in the Territory.

Manufacturing & Supply:

Each of FibroGen and Astellas may manufacture (which shall include have manufactured by third parties for purposes of this Agreement) Product for development, use and sale in the Territory. In the event that FibroGen manufactures, FibroGen shall provide Astellas with Product in the form of Bulk Product (as described in the JDCA) and FibroGen shall be obligated to maintain two separate, validated manufacturing sites within [ * ].

The parties agree that FibroGen shall manufacture and supply all of both parties’ requirements for Product for non-commercial and commercial use for so long as Astellas desires FibroGen to do so, provided, however, that during such period of time as FibroGen is manufacturing and supplying all Product on behalf of Astellas, Astellas shall not grant to any Sublicensee or other third party (which, for the avoidance of doubt, excludes Affiliates) any right to make or have made any Product. Prior to completion of the first Phase III clinical trials for the Products, the parties shall negotiate and enter into a commercial supply agreement with respect to the commercial supply of Products to Astellas by FibroGen, consistent with the terms and conditions hereof and otherwise containing customary terms and conditions.

In connection with the supply of any Product for non-commercial use: (a) for supplies needed for the Transatlantic Clinical Development Plan, FibroGen shall provide such supplies in accordance therewith or, if not so specified, as necessary for the conduct of such trials on the timelines specified in such Transatlantic Clinical Development Plan, (b) for supplies needed to conduct trials specific to the Territory and not part of the Transatlantic Clinical Development Plan, Astellas shall provide FibroGen with a firm purchase order reasonably prior to its requirements as mutually agreed by the parties. FibroGen shall provide such Product to Astellas as soon as practicable within such time period, subject to the reasonable lead time requirements of third party contract manufacturers. All forecasts shall be prepared in good faith in order to facilitate FibroGen’s manufacture and shipment of the Product in compliance with this Agreement. All Products supplied by FibroGen to Astellas hereunder (whether for commercial or non-commercial use) shall be manufactured in compliance with applicable laws and regulatory requirements, including cGMP and ICH, and Marketing Approvals therefor, and in accordance with the terms and conditions of Section 12.4 through 12.12 of the JDCA (as reasonably applied to this Agreement, including that shipment shall be Ex-Works (Incoterms 2000)) and shall conform to the specifications therefore.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In connection with the supply of any Product for commercial use in the Territory upon FibroGen’s request, Astellas and FibroGen shall negotiate in good faith for inclusion in the commercial supply agreement appropriate forecasting and firm purchase order lead times, taking into consideration the reasonable notice requirements of FibroGen and its third party manufacturers. All forecasts shall be prepared in good faith in order to facilitate FibroGen’s manufacture and shipment of the Product in compliance with this Agreement.

In the event that Astellas determines to manufacture, whether directly or through Affiliates or third parties, Product for the Territory, Astellas shall provide FibroGen with not less than [ * ] notice, or such other notice as reasonably required to comply with FibroGen’s obligations to third party manufacturers (for the avoidance of doubt, manufacture by Astellas’ Affiliates or other third parties at the direction of Astellas or its Affiliates in breach of this sentence shall be deemed Astellas’ breach); provided, however, that in the case of FibroGen’s material failure to supply Astellas’ reasonably forecasted commercial requirements under the terms and conditions contained in the supply agreement, Astellas may initiate the process of taking over manufacturing its own requirements immediately upon reasonable notice to FibroGen with a reasonable opportunity to cure. In the event that Astellas determines to manufacture Products for the Territory hereunder, FibroGen shall provide to Astellas such information (including know-how, processes, procedures, formulas and protocols), consultation and assistance as is reasonably necessary for Astellas and/or its contract manufacturer to set and implement manufacturing operations for the Product and to manufacture Products for the Territory (at Astellas’ expense unless resulting from FibroGen’s material and uncured breach of its manufacture and supply obligations hereunder or under the supply agreement, provided, that, a force majeure event shall not be considered a material breach of the obligation to supply under this Agreement or the supply agreement).

Cost of Supply; Transfer Price Payments:

For Products to be used for a non-commercial purpose in the Territory (as described below), (a) FibroGen’s Fully Burdened Cost therefore shall be divided equally between the parties to the extent such supplies are for use in conducting the Transatlantic Clinical Development Plan, and (b) Astellas will pay FibroGen’s Fully Burdened Cost of such Products to the extent (i) such supplies are for use by Astellas other than as part of the Transatlantic Clinical Development Plan or (ii) such supplies are for use as promotional samples to be disseminated by Astellas.

For Products to be used for a commercial purpose in the Territory (as described below), if FibroGen manufactures Product, Astellas will pay to FibroGen a transfer price based upon a good faith estimation as agreed by the parties equal to [ * ] of Net Sales on Net Sales up to $[ * ] US dollars per year in the Territory, and [ * ] on Net Sales above $[ * ] US dollars per year in the Territory, such price to be set at the beginning of each calendar year for the upcoming year, with a reconciliation of such transfer price paid for Products to conform to the actual Net Sales on a quarterly basis for such Products (with a corresponding payment or

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

credit adjustment made between the parties so that Astellas will have paid the -amounts based on actual Net Sales for such Products, rather than the estimated transfer price, after applying such reconciliation). If Astellas manufactures Products, Astellas will pay to FibroGen [ * ] of its Net Sales on Net Sales up to $[ * ] US dollars per year in the Territory, and [ * ] on Net Sales above $[ * ] US dollars per year in the Territory with respect to such Products, to be paid and calculated on a quarterly basis. In the event that both FibroGen and Astellas manufacture, calculation of Net Sales within the Territory shall be aggregated for the purposes of calculation of the $[ * ] annual threshold. In the event that FibroGen materially fails to manufacture and supply Astellas’ requirements for Products for the Territory under the commercial supply agreement (following reasonable opportunities to cure such failure in accordance with such supply agreement), and Astellas determines to manufacture Product for the Territory, Astellas shall be entitled to reduce the foregoing payments to FibroGen by the amount of its fully burdened manufacturing costs of Products (so that it is incurring the same aggregate amount with respect to Product supply and sale that it would have incurred if FibroGen was manufacturing such Product). The foregoing transfer price and royalty rates shall be reduced from [ * ] down to [ * ], on a country-by-country and Product-by-Product basis upon the first to occur of (a) the onset of Generic Competition with respect to a particular Product in a particular country, or (b) the expiration (or invalidation, revocation or unenforceability, as the case may be) of the last Valid Claim within the FibroGen Patents in a particular country that cover the particular Product in such country (provided that, with respect to countries in which there are no such Valid Claims to begin with, [ * ], (ii) the onset of Generic Competition in such country as per (a) above, or (iii) expiration (or invalidation, revocation or unenforceability, as the case may be) of the last Valid Claim within the FibroGen Patents that cover the particular Product [ * ].

In the event that FibroGen is manufacturing Product and the weighted average percentage of payment amount for supply of the FibroGen-manufactured Products per unit (across the entire Territory) drops below [ * ] as provided above due to Generic Competition or patent expiry, FibroGen shall have the following [ * ] protection: if the [ * ] Percentage on the Products for FibroGen fall below [ * ] after the entry of Generic Competition, FibroGen shall have the right to renegotiate the manufacturing and supply payment terms, or terminate the supply obligations. If FibroGen elects to terminate (or the parties fail to reach new terms following negotiation as per below), Astellas shall have the right to manufacture the product under the terms and conditions to be then agreed upon between FibroGen and Astellas, and FibroGen shall upon request continue to provide Product for a reasonable time to facilitate technology transfer for the manufacturing process. If FibroGen elects to renegotiate, FibroGen and Astellas shall use best efforts in good faith to renegotiate reasonable terms.

All transfers of Products for use following Marketing Approval shall be deemed transfers for a commercial purpose, except transfers for the purpose of conducting clinical trials, which shall be considered transfers for a non-commercial purpose. All transfers of Products for use as samples shall be at the Fully Burdened Cost of such Products such price to be set at the beginning of each calendar year for the upcoming year.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Upfront and Milestone Payments to FibroGen:

In return for the foregoing rights Astellas shall pay FibroGen the following installments (except for (i), within thirty (30) days of the occurrence of the applicable event below):

i)       $40 million US dollars within fourteen (14) business days in Japan of execution of this Agreement, $40 million US dollars within fourteen (14) business days in Japan of the earlier of the execution of the Detailed Commercialization Agreement (as defined below) or the conversion of the Agreement into the final operative Agreement, $70 million US dollars on January 31, 2007, $70 million US dollars on January 31, 2008, and $80 million US on January 31, 2009 (collectively, the “Upfront Payments”);

ii)     $40 million US dollars upon Initiation of the first Phase IIb clinical trial (provided such trial is included within the Transatlantic Clinical Development Plan) for a first Product in any of the Core Indications (except for [ * ]) in any country in the EU or the US;

iii)    $[ * ] US dollars upon Initiation of the first Phase IIb clinical trial (provided such trial is included within the Transatlantic Clinical Development Plan) for a second Product in any of the Core Indications (except for [ * ]) in any country in the EU or the US;

iv)    $50 million US dollars upon the Initiation of the first Phase III or Pivotal clinical trial (provided such trial is included within the Transatlantic Clinical Development Plan) in any of the Core Indications (except for [ * ]) in any country in the EU or the US);

v)      $[ * ] US dollars upon filing of the first Marketing Approval Application for any Product for any of the Core Indications (except for [ * ]) in any country in the EU; and

vi)    $[ * ] US dollars upon filing of the second Marketing Approval Application for any Product for any of the Core Indications (except for [ * ]) in any country in the EU.

Each of the payments to be made under (ii) – (vi) above and under the “Milestone Payments to FibroGen for Approval Success” section below shall be a “Milestone Payment” for the purposes of this Agreement.

Milestone Payments to FibroGen for Approval Success:

Astellas shall pay FibroGen $[ * ] US dollars upon granting of each of the first three Marketing Approvals in the Core Indications (except for [ * ]) in the EU (for a total aggregate amount of $[ * ] US dollars).

Astellas shall pay FibroGen $[ * ] US dollars upon the first Marketing Approvals in a Core Indication (except for [ * ]) in [ * ].

Net Payments:	All Upfront Payments and Milestone Payments made by Astellas to FibroGen set forth herein are net amounts and shall be made free and clear of, and without any reduction for, withholding taxes or similar deductions, except as may be required under applicable law. In the event Astellas is required to withhold taxes or make

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

similar deductions from any Upfront Payments to FibroGen hereunder, Astellas shall [ * ] such payment to FibroGen by [ * ] so that after such withholding or deduction is made, FibroGen will have received [ * ]; provided, however, that with respect to both Upfront Payments and Milestone Payments (a) in the event that a change in applicable tax laws after the Effective Date requires that such a withholding or deduction be made (despite efforts to minimize them consistent with applicable law as provided below) that would not have been required prior to such change in law, the parties shall [ * ] the cost of such withholding or deduction (so that the amount of increase in payment above shall [ * ] of the applicable withholding or deduction), and (b) should FibroGen be able, within the maximum period allowable by applicable law, to utilize as a tax credit or tax deduction any amounts withheld or deducted by Astellas as provided above, FibroGen shall promptly notify Astellas of the amount of such tax credit or other tax benefit within [ * ] after such amount can first be calculated and, at the time of such notice, refund the amount of such credit (or amount of tax saved with respect to such deduction) to Astellas to the extent any payment to be made hereunder is increased on account of and up to the amount of such withholding or deduction. For the avoidance of doubt, Astellas shall not be required to increase or make additional payments to FibroGen in the event withholding or deduction is required with respect to any royalty or transfer payments to FibroGen hereunder (and to the extent so required Astellas may deduct or withhold from such payments thereby reducing the amount paid to FibroGen). The parties shall reasonably cooperate and take such reasonable actions (solely to the extent consistent with applicable law), including by executing such documents, providing such information and changing the method of payment, as may be reasonably required to minimize or obtain exemption from any such deduction or withholding from amounts payable hereunder and to enable the applicable party to claim tax credits and/or tax deductions with respect thereto.

Reporting and Audit Rights:

Each party shall provide the other party with quarterly reports setting forth costs and expenses incurred by the party which are subject to sharing or reimbursement hereunder (or which are otherwise relevant to payments to be made hereunder, such as FibroGen’s Fully Burdened Cost of Products) during such quarter and, in the case of Astellas, setting forth the Net Sales of Products in such quarter (broken down by country and by Product) within [ * ] of the end of such quarter.

Each party shall keep complete and accurate books, records and accounts as required to verify costs and expenses to be reimbursed or shared hereunder and as otherwise necessary to verify the amount and accuracy of payments required to be made hereunder for a period of [ * ] following the end of the calendar quarter to which they pertain. Each party shall have the right, on at least [ * ] advance written notice and not more than once in any twelve (12) month period, to have an independent accounting firm that is reasonably acceptable to the other party (the “Auditor”) examine such books, records and accounts of the other party during the other party’s normal business hours solely to verify the accuracy of the amount of payments made or required to be made by the other party hereunder, provided that in no event shall a party be entitled to audit a given period of such books, records and accounts of the other party more than once. The Auditor shall execute a

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

confidentiality agreement with the audited party in a form reasonably acceptable to audited party that prohibits the Auditor from disclosing or using information obtained in connection with the examination (other than the disclosure to the auditing party of the amount of any underpayment or overpayment). Any such examination shall be at the auditing party’s expense; provided, however, that if such audit reveals an underpayment (or overcharge, as the case may be) by the audited party of more than [ * ] during the audited period, the audited party shall pay all reasonable costs of the audit.

Intellectual Property Rights:

FibroGen shall own all intellectual property rights developed by either party under the Collaboration related to the Products, the Field and/or stabilization of HIF, excluding intellectual property created exclusively by Astellas (or its contractors, licensees, Affiliates and similar third parties other than FibroGen itself), (i) relating solely to drug delivery systems (unless such delivery systems are derived from FibroGen Technology or confidential information of FibroGen obtained by Astellas from FibroGen (excluding in, each case, FibroGen Technical Information that would qualify under one or more of the exceptions in 16.1(a), (b) or (d) in the JDCA)), or (ii) which is or corresponds to other generally applicable technologies, unless such generally applicable technologies are derived from FibroGen Technology or confidential information of FibroGen obtained by Astellas from FibroGen (excluding in, each case, FibroGen Technical Information that would qualify under one or more of the exceptions in 16.1(a), (b) or (d) in the JDCA), (i.e. such technology can be directed towards at least one product or indication outside the HIF Compounds, Field or HIF and could be similarly used with or applied to other products or indications that are not (and do not contain) any HIF Compound, the Field or HIF — such as generally applicable clinical trial technologies or generally applicable manufacturing technologies — and such technology (and corresponding intellectual property) does not completely comprise, cover, or prevent or block the use or exploitation of any HIF Compound, the Field or HIF, or the modulation or stabilization thereof), which intellectual property to such delivery systems in (i) above and other generally applicable technologies in (ii) above (collectively, “General Applicable Technology”) shall be owned by Astellas but will be licensed back (with the right to sublicense) to FibroGen solely for use with Products (outside the Territory and Japan) within the Field and under Collaboration during the term of this Agreement and thereafter to the extent necessary to Commercialize HIF Compounds, on a fully paid, free of charge, irrevocable basis. Astellas agrees to execute any and all assignments and other documents, if any, if and to the extent necessary, to effectuate the foregoing and the assignment of all other rights contemplated under this Agreement.

In the event that Astellas develops, during the term of the Agreement, completely independently (as determined [ * ]) from any FibroGen Technology and/or any other FibroGen proprietary materials, confidential information, intellectual property or other related information relating to HIF Compounds, the Field or HIF, or the stabilization or modulation thereof (excluding, in each case, any of the foregoing FibroGen Technical Information that would qualify under one or more of the exceptions in 16.1(a), (b) or (d) in the JDCA) provided by or on behalf of

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

FibroGen to Astellas under this Agreement or any other agreement between FibroGen and Astellas relating to the subject matter hereof, any inventions or intellectual property rights which comprise, cover, or prevent or block the use or exploitation of, any HIF Compounds, the Field or HIF (or the modulation thereof), Astellas shall own such intellectual property and hereby grants to FibroGen and its Sublicensees a non-exclusive, royalty-free, fully paid irrevocable license to such intellectual property during the term of this Agreement and thereafter (provided, that to the extent any intellectual property qualifies as Generally Applicable Technology, the license granted shall be limited to the extent necessary to Commercialize HIF Compounds), on a fully-paid, free-of-charge, irrevocable basis.

For the avoidance of doubt, to the extent that Section 14.2.2 of the JDCA would prevent Astellas from pursuing patent protection for any Generally Applicable Technology created solely under this Agreement, so long as Astellas is not prohibited from pursuing such patent protection under this Agreement, that Astellas is entitled to own, Section 14.2.2 of the JDCA shall be deemed amended by the parties to allow Astellas to prepare, file, prosecute and maintain such patents, provided, that, for the avoidance of doubt, the foregoing sentence shall not in any way limit FibroGen’s rights under this Agreement.

FibroGen shall control all patent-related efforts, including filing, prosecution, maintenance, and defense of patent rights owned or Controlled by FibroGen (subject to Astellas’ rights to enforce patents and participate in suits by third parties alleging infringement in the Territory as provided below). FibroGen and Astellas will split equally all costs incurred after the Effective Date in filing, prosecution, and maintenance of the FibroGen Patents which cover the Products, and in defending interference and opposition proceedings to which such FibroGen Patents may be subject, in all such cases in the Territory and North America. FibroGen shall reasonably consult with Astellas regarding the filing, maintenance, prosecution and defense of the FibroGen Patents.

Astellas will have the right to enforce applicable FibroGen patents against third party infringers within the Territory in the event FibroGen fails to enforce such rights, under terms and conditions that are otherwise consistent with Section 14.4 of the JDCA (as reasonably applied to the this Agreement and the Territory), except that, if FibroGen is the party bringing the suit to enforce the intellectual property rights, Astellas shall be responsible for [ * ] of the costs and expenses of such litigation and shall receive [ * ] any proceeds (with FibroGen being responsible for, and entitled to, [ * ] of such expenses and proceeds respectively), and if Astellas is the party bringing the suit to enforce the intellectual property rights, Astellas shall be responsible for [ * ] of the costs and expenses of such litigation and shall receive [ * ] of any proceeds (with FibroGen being responsible for, and entitled to, [ * ] of such expenses and proceeds respectively).

Future Third Party Agreements regarding intellectual property controlled by a non-Affiliate third party shall be governed by terms and conditions consistent with Section 14.5 of the JDCA (as reasonably applied to this Agreement). Furthermore, Astellas shall have the right to propose to FibroGen obtaining rights to third party

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

intellectual property with the right to sublicense to Astellas and FibroGen shall in good faith determine whether such intellectual property is necessary to Commercialize any Product hereunder. If FibroGen agrees to license such intellectual property, it shall be governed by Section 14.5 (as applied to this Agreement); however, if FibroGen refuses to license such intellectual property and a license thereto is required to Commercialize Products in the Territory without infringing such intellectual property, Astellas may enter into such license itself and, to the extent such license includes Future Third Party Intellectual Property and the use of a Product in the Field in the Territory would constitute infringement of applicable claims contained in the patents and patent applications, if issued, that are the subject of the license, Astellas may deduct from any payment due to FibroGen hereunder [ * ] of the costs therefor with respect to Products in the Territory not to exceed [ * ] of the total annual amounts due FibroGen hereunder, provided that in no event shall the sum of (a) the consideration FibroGen contributes or Astellas deducts for the acquisition of intellectual property from third parties for the Territory in this paragraph and (b) the costs, liabilities and expenses that Astellas has the right to deduct under the last paragraph of this Intellectual Property Rights Section exceed [ * ] hereunder. FibroGen shall use reasonable efforts to provide Astellas with relevant terms of any third party licenses that FibroGen is negotiating pursuant to this paragraph prior to execution of such license for review and comment. Astellas shall have the right to see the relevant final terms of any third party license entered into by FibroGen that apply or relate to the rights granted to Astellas hereunder (including all terms that Astellas is obligated to comply with hereunder), and to reject the sublicense of rights thereunder if it so chooses, before becoming responsible for any costs, expenses, payments or other obligations with respect thereto, provided, that Astellas shall not be entitled to deduct consideration with respect to Future Third Party Intellectual Property under any license thereto entered into by itself in excess of the consideration that it would have been entitled to deduct had FibroGen obtained a license for the Territory on the terms presented to Astellas or on the terms finally agreed to, at FibroGen’s discretion. Nothing herein shall otherwise limit Astellas’ right to enter into third party license agreements at its own expense. For the avoidance of doubt, third party licensing costs that are not specific to a territory (e.g., up fronts and milestones) shall be fairly allocated between the Territory (and Japan) and North America with respect to the parties respective obligations therefore. Notwithstanding anything to the contrary contained herein, Astellas agrees to comply with the applicable requirements provided to Astellas prior to its acceptance thereof (imposed upon sublicensees or other third parties such as distributors) of FibroGen’s License Agreement with DFCI. In addition, Astellas agrees to comply with the applicable requirements (imposed upon sublicensees or other applicable third parties similarly situated to Astellas with respect to such agreements) of any future Third Party Agreements for which Astellas obtains rights through a FibroGen license pursuant this Agreement, and to obligate any of its Affiliates granted sublicenses hereunder, sublicensees or other third parties to comply with any such requirements and to enforce the compliance with such obligations upon such sublicensees or other third parties, provided that FibroGen has provided Astellas with copies of the provisions in such future Third Party Agreements that impose and set forth such requirements prior to Astellas’ acceptance thereof.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

FibroGen shall be solely responsible for all payments due to any third party licensors of FibroGen (including DFCI) in effect as of the Effective Date (as well as any amended or successor agreements thereto to the extent covering the same or similar licensed subject matter) without any obligation of Astellas to reimburse or share the cost thereof. FibroGen shall comply with its obligations under any third party license agreement for which rights are licensed to Astellas hereunder and shall not amend any such agreements in a manner that restricts, reduces or limits the rights granted to Astellas hereunder. If FibroGen is obligated to pay amounts to a Third Party Licensor (as defined under the JDCA, as reasonably applied to this Agreement), FibroGen shall notify Astellas [ * ] in advance of the due date of such payment obligation (or such later date as FibroGen may determine), and Astellas shall reimburse its share of such payments within [ * ] after receipt of notice therefor.

Third party claims or infringement actions against Astellas or FibroGen that the manufacture, development, sale or use of any Product in the Territory pursuant to this Agreement infringes a patent controlled by such third party shall be governed by terms and conditions consistent with Section 14.3 of the JDCA (as reasonably applied to this Agreement; provided that, subject to the FibroGen’s right to participate as set out in Section 14.3 of the JDCA as reasonably applied to this Agreement, Astellas shall have the right, without limitation, to take any action it deems necessary to resolve any such claim or infringement action to which it is a party, provided, however, that neither party shall enter into any settlement that admits the invalidity or unenforceability, or limits any claims, of any patent of the other party (for the avoidance of doubt, all FibroGen Technology, including without limitation all claims and patents, licensed to Astellas hereunder shall be sole property of FibroGen for purposes of this paragraph), without the prior written consent of the other party, and provided further that if Astellas is subject to an infringement action or otherwise named as a party with respect to any claims or infringement actions regarding the manufacture, development, importation, sale or use of any Product in the Territory, irrespective of whether FibroGen is subject to such infringement action or otherwise named as a party with respect to such claims, Astellas shall be the Controlling Party thereof and bear all costs, liability and expense associated with such claims or infringement action (subject to the [ * ] deduction with respect to Future Third Party Intellectual Property described below, applying Section 14.3 of the JDCA), provided, that FibroGen shall participate in the defense and/or settlement thereof at its own expense with counsel of its choice as provided for in Section 14.3 of the JDCA. For the avoidance of doubt, FibroGen shall be fully responsible for any cost, liability and expenses of any Action or other infringement action regarding the Products outside the Territory and Japan, and, notwithstanding anything to the contrary in this Agreement, FibroGen shall have the right, without limitation, to take any action regarding FibroGen Technology it deems necessary to resolve any claim or infringement action, irrespective of whether it may affect the Territory or Japan.

For the avoidance of doubt, with respect to Preexisting Third Party Intellectual

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Property, Astellas shall be responsible for and pay 100% of all consideration due in connection with the acquisition or defense of infringement of such rights for the Territory and with respect to Future Third Party Intellectual Property, Astellas shall have the right to deduct up to [ * ] of any cost, liability and expenses for the Territory in accordance with Section 14.3 of the JDCA (as reasonably applied to this Agreement).

Trademark:

Astellas and FibroGen will make commercially reasonable efforts to develop a worldwide trademark approved by the JCC and owned by FibroGen and exclusively licensed to Astellas in the Territory (without additional consideration) for the duration of the term of the Agreement (and thereafter as set forth in the “Effect of Termination and Expiration” section below). Costs for the filing, registration, prosecution and maintenance of the worldwide trademark will be split equally by the parties. If a worldwide trademark cannot be developed, or if localized trademarks have compelling marketing or regulatory advantages within the Territory, Astellas will develop at its own expense and own any trademark(s) for the Territory. If in the case of termination (but not expiration) except for the Technical Product Failure, Astellas will assign the Product trademark(s) to FibroGen with the sole consideration to be reimbursement of the actual costs incurred in filing, registration, prosecution and maintenance of the trademark (provided, however, that in the event this Agreement is terminated for material breach or non-performance by FibroGen, the parties shall negotiate reasonable consideration for the assignment of such trademark).

Term and Termination:

This Agreement shall become effective on the Effective Date, and, unless earlier terminated as provided herein, shall continue in full force and effect until the later of (i) the onset of Generic Competition with respect to all Products in the entire Territory (considered in the aggregate, i.e., after the total sales of all Generics is [ * ] of the sales of all Products and all Generics combined, even if total sales of a Generic with respect to the corresponding Product is less than [ * ] of their combined sales), and (ii) the Patent Expiration Date.

Astellas may terminate this Agreement if (i) there has occurred Technical Product Failure, or (ii) if FibroGen materially breaches the Agreement consistent with the terms of Section 18.2.1, 18.2.4, or 18.2.5 as governed by the terms of 18.7.4 of the JDCA (in each case as reasonably applied to this Agreement including cross-references to the applicable provisions herein as opposed to the cross-referenced Sections of the JDCA and Astellas having the corresponding rights to terminate for FibroGen’s act or omission under Sections 18.2.4 of the JDCA that FibroGen has for Astellas’ act or omission under those sections) or if FibroGen has materially breached (a) its non-compete obligations hereunder, (b) the Section on “Intellectual Property Rights,” or (c) its payment obligations under Development Costs, provided, that for the avoidance of doubt, Astellas may not terminate the Agreement for breach by FibroGen in the event that FibroGen disputes such breach in good faith until an arbitral decision in accordance with the Section “Dispute Resolution” is made holding that FibroGen is in breach (the triggers under (i) and (ii) being “For Cause”), or (iii) otherwise without cause. Such termination of this Agreement shall take effect, immediately upon the receipt by FibroGen of notice from Astellas that it shall terminate due to the occurrence of

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Technical Product Failure (subject to the provisions regarding timing of termination in the event of a dispute below), immediately upon expiry of such cure period in case of (ii), and six (6) months after notice to FibroGen in case of (iii).

In the event of termination prior to February 1, 2009, by Astellas for any reason, or termination by FibroGen as provided for hereunder, Astellas will pay FibroGen any as yet unpaid Upfront Payments; provided, however, that if this Agreement is terminated by Astellas for Technical Product Failure within nine (9) months of the Effective Date, Astellas shall pay to FibroGen a total of $[ * ] of Upfront Payments after subtracting for any previously paid Upfront Payments (but no other termination fees) prior to such date of termination, and if this Agreement is terminated by Astellas for Technical Product Failure between nine (9) months and eighteen (18) months of the Effective Date, Astellas shall pay to FibroGen a total of $[ * ] of Upfront Payments after subtracting for any previously paid Upfront Payments (but no other termination fees) prior to such date of termination, and if this Agreement is terminated by Astellas for Technical Product Failure beyond eighteen (18) months after the Effective Date, Astellas shall pay to FibroGen a total of $[ * ] of Upfront Payments after subtracting for any previously paid Upfront Payments (but no other termination fees) prior to such date of termination. In the case where an adverse event or testing results occur which leads to Technical Product Failure and termination as determined by the JSC as described in subclause (i) of the Technical Product Failure Definition above, the effective date of termination for purposes of the foregoing clause regarding relief from Upfront Payments, if applicable, shall be the date Astellas provides written notice to the JSC that it intends to terminate the Agreement due to Technical Product Failure and irrevocably commits that the Astellas members of the JSC will vote for termination of the Agreement rather than, for the avoidance of doubt, the date of any such event or results or the date the JSC ultimately determines that a Technical Product Failure occurs (or the date when a dispute with respect thereto is ultimately resolved under dispute resolution hereunder), and in such a case of such written notice, the JSC shall convene within a reasonable period of time to consider the question of whether a Technical Product Failure has occurred or not. In the case where an adverse event or trial results occur which lead to Technical Product Failure and termination as described in subclause (iii) of the Technical Product Failure Definition above, the effective date of termination for purposes of the foregoing clause regarding relief from Upfront Payments, if applicable, shall be the date Astellas provides written notice to the JSC that it intends to terminate the Agreement due to such an event or trial results (for the avoidance of doubt, Astellas may provide such notice based upon the lack of clearance to conduct the applicable clinical trials, and would not have to wait until the end of the [ * ] period for which such lack of clearance must persist for Technical Product Failure to occur under (iii)) and irrevocably commits that the Astellas members of the JSC will vote for termination of the Agreement, rather than the date, for the avoidance of doubt, that a event or trial results occur (or the date when a dispute with respect thereto is ultimately resolved under dispute resolution hereunder).

Notwithstanding the receipt of any notice of intention to terminate due to

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Technical Product Failure, this Agreement and the obligations hereunder shall continue until the actual termination of this Agreement, and in the event that this agreement terminates due to such Technical Product Failure and Astellas has made any Upfront Payment(s) between the date of such notice and the date of termination, FibroGen shall [ * ].

In the event of a termination by Astellas other than For Cause:

(i) from the Effective Date until January 31, 2009, in addition to and without limitation of any payments obligations under this Agreement, Astellas will pay FibroGen a $[ * ] termination fee;

(ii) from February 1, 2009 until Marketing Approval in three (3) Core Indications, Astellas will pay FibroGen the greater of (x) a $[ * ] termination fee, and (y) [ * ]; and

(iii) after Marketing Approval in three (3) Core Indications until expiration of the Agreement, Astellas shall pay to FibroGen the lesser of (x) a $[ * ] termination fee, and (y) [ * ]; provided that the amount of the payment under this (iii) shall be no less than $[ * ].

In the event of a termination by Astellas For Cause, Astellas shall have no further payment obligations other than specifically described above. All payments due upon termination shall be paid within [ * ] of such termination.

FibroGen may terminate the Agreement in the case of certain material breaches by Astellas consistent with the terms of Sections 18.2.1, 18.2.4, or 18.2.5 as governed by the terms of 18.7.4 of the JDCA (in each case as reasonably applied to this Agreement including cross-references to the applicable provisions herein as opposed to the cross-referenced Sections of the JDCA). For the avoidance of doubt, subject to FibroGen’s right to terminate upon notice following Astellas’ failure to cure as set forth in the License section above, FibroGen may not terminate the Agreement for breach by Astellas in the event that Astellas disputes such breach in good faith until an arbitral decision in accordance with the Section “Dispute Resolution” is made holding that Astellas is in breach.

Effect of Termination and Expiration:	In the event of expiration of this Agreement (as opposed to early termination other than as per mutual agreement), all licenses granted to Astellas hereunder (including trademark license if Astellas uses the worldwide trademark of FibroGen) shall survive and become fully paid-up and royalty-free and Astellas shall be able to continue Commercialization of Products in the Territory in the Field at its own discretion. Upon such expiration, Astellas shall not owe any royalties, milestones or other payments to FibroGen with respect to subsequent Commercialization of Products; provided, however, that all products supplied to Astellas by FibroGen shall be compensated at a price set at the point where [ * ]. FibroGen shall continue to manufacture and supply Astellas’ requirements of Products after expiration (under the terms of this Agreement and the commercial supply agreement, except for the foregoing stated transfer price) for a period of up to [ * ], during which time the parties shall arrange for a transition of manufacturing to Astellas or its designee in accordance with the provisions governing manufacturing technology transfer above.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Without limiting the foregoing, the following provisions shall survive expiration or any termination of this Agreement: Definitions (to the extent required to interpret surviving provisions), Reporting and Audit Rights (until the parties are no longer required to keep such books, records and accounts), Term and Termination, Indemnification, Intellectual Property Rights (to the extent such Intellectual Property Rights terms on their face or would when reasonably applied extend beyond expiration or termination of this Agreement (e.g., without limitation, infringement with respect to activities conducted during the term of the Agreement, restrictions on Astellas’ right to use FibroGen know-how) and to the extent regarding ownership of intellectual property that was developed, invented, created or protected during the term of this Agreement), Confidentiality, Dispute Resolution (to the extent required to resolve disputes ongoing as of termination or expiration or required to resolve disputes regarding surviving provisions), Limitation of Liability, and each party’s obligation to provide the other party with (a) data (including raw data) analyses, reports, protocols and correspondence under development during the term of the Agreement and (b) data created during, or results from, activities performed during the Agreement, following such expiration or termination. In addition, during the period from notice of any termination until such termination, and following such a termination of this Agreement, Astellas shall have the obligation to comply with regulatory requirements to provide FibroGen with all data reasonably necessary for FibroGen to continue to supply existing patients and to meet its legal obligations based on Astellas’ Commercialization activities including the list of entities to whom Astellas and its Affiliates sell Product; provided that FibroGen shall maintain such data confidential in accordance with the Section “Confidentiality” hereunder and shall only use such data in Commercialization of Products in the Territory.

To the extent provided therein the following provisions shall survive termination of this Agreement: Trademark (regarding assignment of the trademark), Development (regarding Astellas’ obligation to transfer Marketing Approvals) and the final sentence of License.

From and after the date of a notice of termination, FibroGen and Astellas shall have no further obligations under this Agreement beyond those obligations that expressly survive termination in such events as specified herein.

Representations and Warranties:	FibroGen warrants and represents to Astellas, as of the Effective Date, that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of FibroGen and will not violate or conflict with any agreement or other instrument to which it is a party; (iii) there is no pending litigation which alleges or any communication alleging that Commercialization of FG-2216 or FG-4592 or any compound Controlled by FibroGen for use in the Field has infringed or misappropriated the intellectual property rights of any third party or has been obtained by misappropriating any third party’s intellectual property right; (iv) subject to the terms and conditions of the agreements for the FibroGen Acquired

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Patents, FibroGen has complete title to and ownership of the FibroGen Patents, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind; (v) FibroGen has the right to grant the licenses granted to Astellas hereunder; (vi) the only agreement under which FibroGen has in-licensed FibroGen Technology (including FibroGen Acquired Patents) from a third party is the DFCI Agreement and FibroGen has obtained all necessary consents thereunder to grant Astellas the rights therein to be conveyed hereunder including, without limitation, the consent of DFCI for FibroGen to grant the sublicense granted to Astellas hereunder and for Astellas to further sublicense such rights to its Affiliates; (vii) all such in-license agreements are in full force and effect, and FibroGen is not in breach of any such agreement and has not received any notice of breach; and (viii) FibroGen has not knowingly breached its duty of candor (including, without limitation, it obligation under 37 C.F.R. 56) to the USPTO, or any foreign equivalent thereof to the applicable foreign patent office, in preparing, filing, prosecuting, or maintaining any FibroGen Patent.

Astellas warrants and represents to FibroGen, as of the Effective Date, that (i) it is a corporation duly organized, validly existing and in good standing under the laws of Japan; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Astellas.

EXCEPT AS SET FORTH IN THIS AGREEMENT, FIBROGEN AND ASTELLAS MAKE NO, AND EXPRESSLY DISCLAIM ANY, WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE DEVELOPMENT PROGRAM OR CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, VALIDITY OF FIBROGEN TECHNOLOGY, PATENTED OR UNPATENTED, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Indemnification:	Astellas shall indemnify each of FibroGen and its Affiliates and the directors, officers, and employees of FibroGen and such Affiliates and the successors and assigns of any of the foregoing (the “FibroGen Indemnitees”), and hold each FibroGen Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorney’s fees and other expenses of litigation) to the extent not otherwise paid for by insurance, incurred by any FibroGen Indemnitee arising from or occurring as a result of any claim, action, suit, or other proceeding brought by third parties against a FibroGen Indemnitee arising from or occurring as a result of any development or testing (except for the avoidance of doubt, by or jointly with FibroGen), manufacture (if applicable), importation, use, offer for sale, sale or other distribution of any Product with respect to all of the foregoing, solely to the extent such manufacture, importation, use, offer for sale, sale or other distribution activities occur in the Territory by or for the sole benefit of Astellas or its Affiliates or Sublicensees, distributors or agents (excluding FibroGen to the extent any of the foregoing could be deemed to include FibroGen)

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(including, without limitation, product liability and infringement claims subject to the section on “Intellectual Property Rights” above) except, in all cases above, to the extent caused by failure of the Product supplied by FibroGen to meet the Product Specifications in effect at the time of manufacture, or material deviation by FibroGen or its subcontractor from cGMP (or ICH) guidelines in manufacturing the Product, or FibroGen’s breach of this Agreement, or willful misconduct.

FibroGen shall indemnify each of Astellas and its Affiliates and the directors, officers, and employees of Astellas and such Affiliates and the successors and assigns of any of the foregoing (the “Astellas Indemnitees”), and hold each Astellas Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorney’s fees and other expenses of litigation) to the extent not otherwise paid for by insurance, incurred by any Astellas Indemnitee arising from or occurring as a result of any claim, action, suit, or other proceeding brought by third parties against a Astellas Indemnitee (i) arising from or occurring as a result of any development or testing (except for the avoidance of doubt, by or jointly with Astellas), manufacture (excluding manufacture for Astellas), importation (excluding importation into the Territory), use, offer for sale, sale or other distribution of any Product with respect to all of the foregoing, solely to the extent such manufacture, importation, use, offer for sale, sale or other distribution activities occur outside the Territory and Japan by or for the sole benefit of FibroGen or its Affiliates or Sublicensees, distributors or agents (excluding Astellas to the extent any of the foregoing could be deemed to include Astellas) (including, without limitation, product liability and infringement claims subject to the section on “Intellectual Property Rights” above) and (ii) to the extent caused by any failure of the Product supplied by FibroGen to meet the Product Specifications in effect at the time of manufacture, or material deviation by FibroGen or its subcontractor from cGMP (or ICH) guidelines in manufacturing the Product, except, in all cases above, to the extent caused by Astellas’ breach of this Agreement, or willful misconduct.

Claims for indemnification under this Agreement shall be governed by terms and conditions consistent with the procedures set forth in Section 17.4 of the JDCA (as reasonably applied to this Agreement).

Confidentiality:

Disclosures of confidential information under this Agreement shall be governed by terms and conditions consistent with Section 16 of the JDCA (as reasonably applied to this Agreement) provided that Confidential Information (as that term is defined in the JDCA) under this Agreement shall also be deemed Confidential Information under the JDCA and vice-versa thereby allowing the parties to use and disclose Confidential information exchanged under one agreement for the purpose of the other agreement in accordance with Section 16 of the JDCA.

Except with the prior written consent of the other party, each party agrees not to disclose the terms of this Agreement except as such party believes is reasonably necessary to comply with securities laws or other applicable laws (subject to the provisions below), or to investors, accountants, attorneys or other advisors, or

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

other consultants or representatives under reasonable obligations of confidentiality. If a party desires to make a public announcement regarding the terms of this Agreement, such party shall submit any such press release or public disclosure to the other party for review and comment, and the receiving party shall promptly review such public disclosure within [ * ] of receipt to determine whether to provide or withhold consent thereto (provided that, without relieving any party of the obligation to submit any such disclosure to the other party for review and comment (to the extent practicable under the circumstances and legally allowed), no consent shall be required with respect to legal obligations to disclose). If the receiving party does not respond within such [ * ] period, the press release or public disclosure shall be deemed approved. In addition, if a public disclosure is required by law, including without limitation in a filing with the Securities and Exchange Commission, the disclosing party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing party’s prior review and comment, and consent may not be unreasonably withheld (provided that no consent shall be required with respect to legal obligations to disclose). Upon execution of this Agreement, the parties shall agree to a redacted version of this Agreement to be used for any and all submissions permitted under this Section unless otherwise agreed by the parties in writing or required to comply with law (in which case the parties shall cooperate to work to limit such disclosure as may be allowed by law).

FibroGen and Astellas shall jointly agree on any proposed press release or other public disclosure prior to issuance regarding this Collaboration between the parties. The parties agree to immediately undertake the issuance of a mutually agreed press release upon execution of this Agreement and, as applicable, upon execution of the Detailed Commercialization Agreement or this Agreement becoming the final operative agreement relating to the Collaboration. Notwithstanding any of the foregoing to the contrary, neither party shall require consent to publicly disclose information that has already been consented to by the other party in a previous disclosure (or which is otherwise publicly known without the fault of the disclosing party).fmil

Subject to the International Committee of Medical Journal Editors (“ICMJE”) Uniform Requirements for Manuscripts Submitted to Biomedical Journals and applicable legal requirements, the JDRC (with approval of the JSC) will determine the overall strategy for publishing and presenting results of studies pertaining to the Products and the JDRC or JSC shall approve all publications in the Territory or North America prior to publication. Publication of results shall be governed by terms and conditions consistent with Section 5.2 of the JDCA (as reasonably applied to this Agreement). Publication cannot include any information that the JSC has determined to be a trade secret.

Dispute Resolution:	Any dispute between the parties under this Agreement that cannot be resolved by the JSC may, at the written request of either party, be referred to an Authorized Designee of each party who has the authority to resolve such dispute; except that the Authorized Designee shall not be directly involved in the dispute. Such representatives of both parties shall meet within twenty-one (21) days of such request to resolve such disputes. In case the representatives fail to resolve the

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

dispute within thirty (30) days of the original request, all disputes shall be settled exclusively by arbitration in accordance with the rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Vancouver, B.C., Canada. The arbitration proceedings shall be conducted in English. The decision shall be final and binding upon both parties. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties shall be entitled to obtain injunctive relief from the courts where appropriate, pending the outcome of any arbitration hereunder. This Agreement shall be governed by the laws of California, without reference to conflict of laws principles.

Legal Effect:

This Agreement shall constitute the operative agreement between FibroGen and Astellas and shall be in full force and effect as of its execution by the parties. The parties shall make best efforts to enter into a more detailed collaboration agreement reflecting more fully the terms and conditions of this Agreement (the “Detailed Commercialization Agreement”) within ninety (90) days of the execution of this Agreement unless mutually extended. If the parties do not enter into a Detailed Commercialization Agreement in such period, then this Agreement shall become the final operative agreement governing the relationship between the parties.

Limitation of Liability:	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. No modification or waiver of this Agreement will be effective unless in writing and signed by both parties hereto. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions will be unaffected and will remain in full force and effect, to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole. Titles and headings are for convenience only and are not to be used for interpreting this Agreement. This Agreement is governed by the laws of the State of California, excluding application of, or reference to, its conflicts of laws principles. This Agreement may not be assigned, in whole or in part, except (a) in connection with the merger, acquisition or sale of a party or of the business of such party to which this Agreement relates or (b) with the prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and bind parties and their respective successors and permitted assigns. The relationship of the parties under this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party the power to direct or control the day-to-day activities, expressly including marketing activities, of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow either party to have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever. This Agreement may be executed in one or more counterparts, including, without limitation, by facsimile or electronic transmission counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. All notices and other communications hereunder will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the parties at the addresses

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

provided in the first paragraph of this Agreement or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee. Astellas may perform its obligations and exercise its rights hereunder by or through one or more of its Affiliates or one or more contractors or subcontractors (subject to limitations on sublicensing herein) or otherwise avail its Affiliates of Astellas’ benefits hereunder, provided that Astellas shall remain subject to all of its obligations hereunder and the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

FIBROGEN		ASTELLAS

By:	/s/ Thomas B. Neff	By:	/s/ Toichi Takenaka
Name:	Thomas B. Neff	Name:	Toichi Takenaka, Ph.D.
Title:	President & CEO	Title:	President & CEO

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

INDICATIONS

Included Indications:

•	Treatment of anemia in patients with chronic kidney disease undergoing dialysis

•	Treatment of anemia in patients with chronic kidney disease not undergoing dialysis

•	[ * ]

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

TERRITORY

•      Albania

•      Andorra

•      Armenia

•      Austria

•      Azerbaijan

•      Belarus

•      Belgium

•      Bosnia & Herzegovina

•      Bulgaria

•      Croatia

•      Cyprus

•      Czech Republic

•      Denmark

•      Estonia

•      Finland

•      France

•      Georgia

•      Germany

•      Greece

•      Hungary

•      Iceland

•      Ireland

•      Italy

•      Kazakhstan

•      Kyrgyzstan

•      Latvia

•      Liechtenstein

•      Lithuania

•      Luxembourg

•      Macedonia

•      Malta

•      Moldova

•      Monaco

•      Netherlands

•      Norway

•      Poland

•      Portugal

•      Romania

•      Russia

•      San Marino

•      Serbia and Montenegro (Yugoslavia)

•      Slovakia

•      Slovenia

•      Spain

•      Sweden

•      Switzerland

•      Tajikistan

•      Turkey

•      Turkmenistan

•      Ukraine

•      United Kingdom

•      Uzbekistan

•      Vatican City

•      Bahrain

•      Egypt

•      Iran

•      Iraq

•      Israel

•      Jordan

•      Kuwait

•      Lebanon

•      Oman

•      Qatar

•      Saudi Arabia

•      Syria

•      United Arab Emirates

•      Yemen

•      South Africa

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT C

JDCA Preclinical Trials

Test Name	Current Status		Timing
[ * ]	[	* ]	[	* ]

[ * ]	[	* ]	[	* ]

[ * ]	[	* ]	[	* ]

[ * ]	[	* ]	[	* ]

[ * ]	[	* ]	[	* ]

[ * ]	[	* ]	[	* ]

[ * ]	[	* ]	[	* ]

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT D

FibroGen’s Current and Planned Clinical Studies

FibroGen’s current or planned clinical studies with FG-2216 include:

Study	Protocol	Status
[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

FibroGen’s current or planned clinical studies with FG-4592 include:

Study	Protocol	Status
[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

NOTE: It is expected that sufficient time exists for newly formed JDRC and JSC to have input into the design and execution of the clinical studies for FG-2216 and FG-4592 listed above in the shaded boxes.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.